Exhibit 99.1

Lincoln Educational Services Corporation
Reports Second Quarter 2016 Financial Results

•	Total Revenue of $68.1 million; Revenue from Continuing Operations of $41.9 Million

•	First Growth in Transportation and Skilled Trades Segment Quarterly Student Starts in Two Years

•	Net Loss from Continuing Operations Reduced 50% to $2.7 million from Prior Year Comparable Period

•	Net Loss of $3.1 Million, or $0.13 Per Share

•	Reaffirmed Continuing Operations Guidance for 2016

•	Conference Call Today at 10 a.m. ET

WEST ORANGE, N.J., August 3, 2016-- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the second quarter ended June 30, 2016.

 “Our organization is making solid progress towards achieving several key objectives,” said Scott Shaw, President and Chief Executive Officer.  “On the continuing operations front, we stabilized student starts during the quarter and generated our first, albeit modest, quarterly student start increase during the past two years from our Transportation and Skilled Trades Segment.  At the same time, our team continues to successfully manage our assets to maximize returns as well as the student experience and as a result we lowered our fixed costs.  Our student placement rates, in positions with solid career and economic growth, continued at a strong pace. Our strategies designed to achieve sustainable profitability and improved student outcomes are generating results.”

“While our continuing operations move forward, we have also made progress in implementing  our strategy to divest our Healthcare and Other Professions segment, which we classified as discontinued operations for accounting purposes in November 2015,” added Mr. Shaw.  “We have entered into a definitive agreement to sell our primary Florida facility which houses our healthcare and culinary programs in that state for $15.9 million of gross proceeds, which we will use, in part, to pay down debt.  The transaction, which remains subject to certain conditions, is expected to close in the current third quarter assuring such conditions are satisfied.  Meanwhile, we have continued to operate this segment with solid results during the period, a testimony to the focus and dedication of our team.”

“As we look towards the second half of 2016, we are cautiously optimistic.  We are encouraged by the direction of our student starts from our Transportation and Skilled Trades segment and continue to build on our productive corporate partnerships with employers seeking to tap into our soon to graduate students.   We are also committed to identifying additional operating efficiencies, remaining fully compliant with all regulatory education and accreditation requirements and building returns for our shareholders.  Our team continues to believe that as Lincoln celebrates its 70th anniversary of preparing students with hands-on vocational training, we will finish the year with our continuing operations achieving approximately the same student population as we entered the year,” concluded Mr. Shaw.

SECOND QUARTER RESULTS (CONTINUING OPERATIONS):

In November 2015, the Company’s Board of Directors approved a plan to divest the Company’s Healthcare and Other Professions business segment.  The schools included in the Healthcare and Other Professions segment are reflected in discontinued operations in the Statements of Operations except for the Hartford, Connecticut campus which is scheduled to be closed at the end of 2016.   Continuing operations reported by the Company include the Transportation & Skilled Trades segment, Corporate and the Transitional segment, which refers to operations including the Fern Park, Florida campus which was officially closed as of March 31, 2016 and the Hartford, Connecticut campus expected to be closed by year-end.

Revenue from continuing operations was $41.9 million for the three months ended June 30, 2016 versus $44.7 million in the prior year comparable period.  The decrease was the result of starting 2016 with approximately 800 fewer students than on January 1, 2015, which led to a 9.6% decline in average student population to approximately 6,600 as of June 30, 2016 from 7,300 for the prior year comparable quarter. The decrease in revenues was partially offset by a 3.5% increase in average revenue per student for the three months ended June 30, 2016 due to a shift in program mix.

Student start results for the quarter ended June 30, 2016 stabilized compared to the prior year.  For the three months ended June 30, 2016, student starts were essentially flat compared to the same period in 2015.    Excluding the Transitional segment, student starts grew slightly to 1,936 for the quarter ended June 30, 2016 compared to 1,930 for the second quarter of 2015.

Educational services and facilities expenses from continuing operations decreased by $0.8 million, or 3.7%, to $21.7 million for the three months ended June 30, 2016 from $22.5 million in the prior year comparable period.  The expense reductions were primarily due to a decrease of $0.6 million in instructional, books and tools expense driven by lower instructional expenses of $0.8 million, or 7.8% as a result of a reduction in the number of instructors and other related costs resulting from lower average student population.  These expense reductions were partially offset by a $0.2 million, or 13.1% increase in books and tools expense incurred from the purchase of laptops which were provided to newly enrolled students in certain programs to enhance and expand the student overall learning experience.

Facilities expense decreased by $0.3 million, or 2.8% resulting from two main factors. The first factor is a general reduction in facilities costs due to (i) the closure of the Fern Park, Florida campus during the first quarter of 2016; (ii) the over 300,000 square foot reduction at the Hartford, Connecticut campus which is scheduled to be taught-out by year-end; and (iii) the lower rent expense resulting from certain lease renegotiations. These savings were largely offset due to increased rent expense resulting from the modification of a lease for three of the Company’s campuses which were previously accounted for as a finance obligation.  Under the finance obligation rent payments were previously included in interest expense.  In addition, the savings were offset by the conversion of the lease for the Hartford, Connecticut campus from a capital lease to an operating lease during the first quarter of 2016.  The second factor is a decrease in depreciation expense of approximately $0.2 million, or 7.8%, as a result of accelerated depreciation expense in 2015 in connection with the Transitional segment campuses partially offset by additional depreciation expense in 2016 as a result of the reclassification of two campuses out of held for sale as of December 31, 2015.

Selling, general and administrative expenses for continuing operations decreased by $3.5 million, or 13.2%, to $23.1 million for the three months ended June 30, 2016 from $26.6 million in the prior year comparable period.  The decrease was driven by (i) approximately $1.3 million in reduced salaries and benefit costs mainly due to lower healthcare claims, (ii) savings of $0.4 million in connection with the closure of the Company’s Fern Park, Florida facility during the first quarter of 2016, and (iii) a $0.6 million decrease in bad debt expense which as a percentage of revenue was 5.2%.  The improvement in bad debt expense was mainly the result of improved historical collection rates and shift in student mix. As a percentage of revenue, selling, general and administrative expense decreased to 55.1% for the quarter ended June 30, 2016 from 59.4% for the quarter ended June 30, 2015.

The 2016 second quarter’s net loss from continuing operations was $2.7 million, or $0.12 per share, compared to a net loss of $5.6 million, or $0.24 per share for the second quarter of 2015.  Excluding the Transitional segment, the second quarter’s net loss from continuing operations would have decreased to $1.6 million for the three months ended June 30, 2016, from $3.4 million in the prior year comparable period.

SECOND QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades

Transportation and Skilled Trades segment revenue was $41.0 million for the three months ended June 30, 3016, as compared to $42.4 million in the prior year comparable period.  The change was primarily driven by a 7.0% decline in average student population to approximately 6,500 from 7,000 in the prior year comparable period, however, student starts grew slightly for the quarter ended June 30, 2016 compared to prior year comparable period.  The revenue decline from lower population was partially offset by a 3.8% increase in average revenue per student due to a shift in program mix.

Operating income for the three months ended June 30, 2016 declined to $2.4 million from $2.8 million in the prior year comparable period as a result of several factors. First, educational services and facilities expense increased by $0.5 million comprised of a $0.4 million, or 5.0%, increase in facilities expense, primarily due to (i) increased depreciation expense as a result of the reclassification of one campus out of held for sale as of December 31, 2015, (ii) increased rent expense resulting from the modification of a lease for three of Lincoln’s campuses which were previously accounted for as a finance obligation under which rent payments were previously included in interest expense, and (iii) increased books and tools expenses resulting from the purchase of laptops which were provided to newly enrolled students in certain programs to enhance and expand their overall learning experience. These additional expenses were partially offset by $0.3 million, or 3.1% decrease in instructional expense as a result of realigning the Company’s cost structure to align with student population.

Secondly, selling, general and administrative expenses decreased by $1.5 million primarily comprised of a $1.3 million decrease in administrative expense which was primarily the result of a decrease in salaries and benefits, lower bad debt expense and reduced legal expenses.  The improvement in bad debt expense was mainly the result of improved historical collection rates and a shift in student mix.

Operating income of $2.4 million, for the three months ended June 30, 2016, includes $0.3 million of additional depreciation expense from the reclassification out of held for sale and $0.2 million of additional rent from the modification of the lease which were not present in the comparable period for 2015.

Transitional

The Transitional segment revenue was $0.9 million for the three months ended June 30, 2016 as compared to $2.3 million in the prior year comparable period mainly attributable to the closing of the Fern Park campus and the suspension of new student enrollment at the Hartford campus effective during the fourth quarter of 2015.

Corporate and Other

Corporate expense decreased by $1.1 million to $4.1 million for the three months ended June 30, 2016 from $5.2 million for the prior year comparable period.  The decrease in corporate expense was primarily the result of cost management efforts by the Company to meet its long-term student and financial performance objectives.

Discontinued Operations

Healthcare and Other Professions segment student start results for the three months ended June 30, 2016 were essentially flat at 1,168 compared to 1,170 in the prior year comparable period.  Operating loss for the second quarter of 2016 was lower by $1.4 million, or 78.6%, to $0.4 million compared to $1.8 million for the same period in 2015.

SIX MONTH FINANCIAL RESULTS (CONTINUING OPERATIONS)

Revenue was $85.3 million for the six months ended June 30, 2016 versus $92.4 million in the prior year comparable period.  Operating loss for the six months ended June 30, 2016 remained essentially flat at $9.2 million when compared against prior year comparable period.  Educational services and facilities expense decreased by $0.6 million, or 1.3%, to $44.8 million for the six months ending June 30, 2016 from $45.4 million in the prior comparable period. Selling, general and administrative expense decreased by $6.1 million, or 10.9%, to $50.1 million for the six months ending June 30, 2016 from $56.2 million in the prior comparable period of 2015.

Transportation and Skilled Trades revenue was $83.3 million in the first six months of 2016, versus $87.3 million in the prior year comparable period.

The 2016 six-month period net loss from continuing operations improved by 36.5% to $9.2 million, or $0.38 per share, compared to $14.5 million, or $0.51 per share in 2015.

DISCONTINUED OPERATIONS

Healthcare and Other Professions segment student start results for the six months ended June 30, 2016 were 2,739 compared to 2,819, representing a modest decrease of 2.8% over the prior comparable period.

During the first half of 2016, the Company continued to assess ways to lower fixed costs and improve the overall student experience of its discontinued operations.  As a result, Lincoln decreased the square footage at one campus and relocated another campus to a more modern facility.

Operating loss for the six months ended June 30, 2016 decreased by $2.1 million to $0.3 million for the six months ended June 30, 2016 from $2.4 million in the prior year comparable period.  The decrease was primarily the result of regionalization which took place in May 2015 as part of management’s decision to realign its reporting structure to create efficiencies and reduce costs.

During the quarter the Company continued to pursue its strategy to divest its discontinued operations.  Lincoln has executed a definitive agreement to sell its main Florida facility for gross proceeds of $15.9 million.  This facility houses healthcare and culinary programs.  The transaction, which remains subject to certain conditions, is expected to close in the third quarter of 2016 assuming such conditions are satisfied at which time Lincoln intends to enter into a short-term leaseback agreement in order to allow the teach-out of the currently enrolled students at the facility.  Lincoln continues to operate its successful Transportation and Skilled Trades segment campus located in Florida.

BALANCE SHEET INFORMATION

The Company had $37.8 million of cash, cash equivalents and restricted cash at June 30, 2016 ($26.8 million of restricted cash at June 30, 2016) as compared to $61.0 million of cash, cash equivalents and restricted cash as of December 31, 2015 ($22.6 million of restricted cash at December 31, 2015). This decrease is primarily the result of a net loss during the first half of the year; a $2.9 million lease termination fee paid in connection with the termination of the lease for our Fern Park, Florida campus; $0.7 million loan modification fee paid to the Company’s lender in connection with an amendment of a new term loan agreement and $0.7 million in severance paid during the six months ended June 30, 2016. In addition, the decrease in the Company’s cash position is reflective of the seasonality of the industry, the reduction in revenue, and the timing of Title IV funds received.  In accordance with the industry’s seasonality, the Company expects to increase its cash position during the second half of the year.  As a result, the Company expects its cash position as of year-end to be in excess of its term loan repayment obligation.

As of June 30, 2016, total net assets classified as assets held for sale net of liabilities held for sale were $31.3 million compared to $31.7 at December 31, 2015.

2016 OUTLOOK

The Company reiterates the guidance provided for 2016 as follows:

•	As of March 31, 2016, the Company officially closed its Fern Park, Florida facility and continues to reaffirm prior year guidance to fully exit the Transitional segment and to reduce losses incurred by continuing to take measures to ensure the closure of the Hartford, Connecticut campus by the end of 2016.
•	The Company expects revenue from the Transportation and Skilled Trades segment to decline by low to mid-single digits, on a percentage basis, compared to 2015’s revenue from this segment. Lincoln anticipates ending 2016 with approximately 6,600 students in the Transportation and Skilled Trades segment, which is approximately the same student population level for this segment at the beginning of the year.
•	In addition, the Company continues to anticipate generating slightly positive net income for the year from continuing operations excluding the Transitional segment. The profitability outlook includes a non-cash gain in 2016 of approximately $6.6 million relating to a lease amendment.
•	Lastly, the Company anticipates its cash position as of year-end to be in excess of its term loan repayment obligation.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolnedu.com. Participants can also listen to the conference call by dialing 877-330-3431 (domestic) or 615-247-5916 (international) and providing access code 43057943. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 43057943.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades, and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolnedu.com.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on From 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to,: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our Company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our annual and quarterly reports. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2016	2015	2016	2015

REVENUE	$41,894	$44,739	$85,337	$92,413
COSTS AND EXPENSES:
Educational services and facilities	21,667	22,511	44,811	45,425
Selling, general and administrative	23,072	26,595	50,084	56,234
Gain on sale of assets	(6)	8	(395)	(35)
Total costs & expenses	44,733	49,114	94,500	101,624
OPERATING LOSS	(2,839)	(4,375)	(9,163)	(9,211)
OTHER:
Interest income	8	12	72	21
Interest expense	(1,522)	(1,541)	(3,094)	(3,029)
Other income	1,678	359	3,431	582
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,675)	(5,545)	(8,754)	(11,637)
PROVISION FOR INCOME TAXES	50	50	100	100
LOSS FROM CONTINUING OPERATIONS	(2,725)	(5,595)	(8,854)	(11,737)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(413)	(2,010)	(352)	(2,751)
NET LOSS	$(3,138)	$(7,605)	$(9,206)	$(14,488)
Basic
Loss per share from continuing operations	$(0.12)	$(0.24)	$(0.38)	$(0.51)
Loss per share from discontinued operations	(0.01)	(0.09)	(0.01)	(0.12)
Net loss per share	$(0.13)	$(0.33)	$(0.39)	$(0.63)
Diluted
Loss per share from continuing operations	$(0.12)	$(0.24)	$(0.38)	$(0.51)
Loss per share from discontinued operations	(0.01)	(0.09)	(0.01)	(0.12)
Net loss per share	$(0.13)	$(0.33)	$(0.39)	$(0.63)
Weighted average number of common shares outstanding:
Basic	23,448	23,132	23,400	23,094
Diluted	23,448	23,132	23,400	23,094

Other data:

EBITDA (1)	$1,501	$(1,095)	$355	$(2,708)
Depreciation and amortization from continuing operations	$2,662	$2,921	$6,087	$5,921
Number of campuses/training sites from continuing operations	13	14	13	14
Average enrollment from continuing operations	6,598	7,299	6,656	7,465
Stock-based compensation	$304	$448	$676	$746
Net cash used in operating activities	$(8,969)	$(5,341)	$(18,138)	$(11,646)
Net cash used in investing activities	$(234)	$(539)	$(307)	$(1,218)
Net cash used in financing activities	$(13)	$5,550	$(9,025)	$5,415

Selected Consolidated Balance Sheet Data: (In thousands, Unaudited)	June 30, 2016

Cash and cash equivalents	$10,950
Restricted cash	26,828
Current assets	79,427
Working capital	13,952
Total assets	178,998
Current liabilities	65,475
Long-term debt and finance obligations, including current portion	41,510
Total stockholders' equity	72,803

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA and Total Revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income (loss) from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Total Revenue includes revenue from continuing operations and revenue from discontinued operations. EBITDA and Total Revenue are presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA and Total Revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss from continuing operations to EBITDA and Total Revenue:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2016	2015	2016	2015

Net loss from continuing operations	$(2,725)	$(5,595)	$(8,854)	$(11,737)
Interest expense, net	1,514	1,529	3,022	3,008
Provision for income taxes	50	50	100	100
Depreciation and amortization	2,662	2,921	6,087	5,921
EBITDA	1,501	(1,095)	355	(2,708)

	Three Months Ended June 30, (Unaudited)
	Auto		Transitional		Corporate
	2016	2015	2016	2015	2016	2015

Net income (loss) from continuing operations	$2,381	$2,361	$(1,161)	$(2,232)	$(3,945)	$(5,724)
Interest expense, net	50	521	13	527	1,451	481
Provision for income taxes	-	-	-	-	50	50
Depreciation and amortization	2,502	2,237	11	491	149	193
EBITDA	4,933	5,119	(1,137)	(1,214)	(2,295)	(5,000)

	Six Months Ended June 30, (Unaudited)
	Auto		Transitional		Corporate
	2016	2015	2016	2015	2016	2015

Net income (loss) from continuing operations	$5,750	$6,954	$(4,127)	$(4,364)	$(10,477)	$(14,327)
Interest expense, net	47	902	90	1,059	2,885	1,047
Provision for income taxes	-	-	-	-	100	100
Depreciation and amortization	5,036	4,534	717	985	334	402
EBITDA	10,833	12,390	(3,320)	(2,320)	(7,158)	(12,778)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2016	2015	2016	2015

Revenue from continuing operations	$41,894	$44,739	$85,337	$92,413
Revenue from discontinued operation	26,186	27,654	53,387	56,700
Total revenue	$68,080	$72,393	$138,724	$149,113

REPORTABLE SEGMENT RESULTS (Unaudited):

	Three Months Ended June 30,
	2016	2015	% Change
Revenue:
Transportation and Skilled Trades	$41,032	$42,447	-3.3%
Transitional	862	2,292	-62.4%
Total	$41,894	$44,739	-6.4%

Operating Income (Loss):
Transportation and Skilled Trades	$2,431	$2,770	-12.2%
Transitional	(1,147)	(1,926)	40.4%
Corporate	(4,123)	(5,219)	21.0%
Total	$(2,839)	$(4,375)	35.1%

Starts:
Transportation and Skilled Trades	1,936	1,930	0.3%
Transitional	-	16	-100.0%
Total	1,936	1,946	-0.5%

Average Population:
Transportation and Skilled Trades	6,489	6,978	-7.0%
Transitional	109	321	-66.0%
Total	6,598	7,299	-9.6%

End of Period Population:
Transportation and Skilled Trades	6,950	7,321	-5.1%
Transitional	91	293	-68.9%
Total	7,041	7,614	-7.5%

	Six Months Ended June 30,
	2016	2015	% Change
Revenue:
Transportation and Skilled Trades	$83,303	$87,291	-4.6%
Transitional	2,034	5,122	-60.3%
Total	$85,337	$92,413	-7.7%

Operating Income (Loss):
Transportation and Skilled Trades	$5,796	$7,745	-25.2%
Transitional	(4,113)	(3,748)	-9.7%
Corporate	(10,846)	(13,208)	17.9%
Total	$(9,163)	$(9,211)	0.5%

Starts:
Transportation and Skilled Trades	3,596	3,717	-3.3%
Transitional	-	98	-100.0%
Total	3,596	3,815	-5.7%

Average Population:
Transportation and Skilled Trades	6,521	7,101	-8.2%
Transitional	135	364	-62.9%
Total	6,656	7,465	-10.8%

End of Period Population:
Transportation and Skilled Trades	6,950	7,321	-5.1%
Transitional	91	293	-68.9%
Total	7,041	7,614	-7.5%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, INVESTOR RELATIONS:
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Dave Schemelia, dave@evcgroup.com; 646-445-4800